EXHIBIT 99.1

Houston Wire & Cable Company to Sell Southwest Wire Rope Division, Use Proceeds to Reduce Revolver Debt

HOUSTON, Jan. 13, 2021 (GLOBE NEWSWIRE) -- Houston Wire & Cable Company (Nasdaq: HWCC) today announced that it has entered into a definitive asset purchase agreement for the sale of its Southwest Wire Rope business, a leading provider of lifting slings and wire rope and rigging products, for a purchase price of $5 million, subject to a working capital adjustment. The sale excludes approximately $2.6 million of trade accounts receivable, which HWCC will retain. HWCC expects to use the net sales proceeds and accounts receivable collections to further reduce Revolver debt.   HWCC has already reduced Revolver debt to approximately $21.4 million as of January 13, 2021, from a peak of $95.2 million in the first quarter of 2020.

James L. Pokluda III, HWCC President & CEO commented, “Southwest Wire Rope is a company that for over fifty years has been a leading supplier of quality lifting slings, wire rope and rigging supplies to the lifting industry. We wish them much success in the future. Proceeds from the sales of Southern Wire and Southwest Wire Rope allow us to reduce debt, which lessens financial risk in these uncertain times.”

The transaction is subject to customary closing conditions and is expected to close in the first quarter.

About the Company
With 45 years’ experience in the industry, Houston Wire & Cable Company, an industrial distributor, is a large provider of products in the U.S. market. Headquartered in Houston, Texas, the Company has sales and distribution facilities strategically located throughout the United States.

Standard stock items available for immediate delivery include continuous and interlocked armor cable; instrumentation cable; medium voltage cable; high temperature wire; portable cord; power cable; primary and secondary aluminum distribution cable; private branded products, including LifeGuard™, a low-smoke, zero-halogen cable; mechanical wire and cable and related hardware, including wire rope, lifting products and synthetic rope and slings; corrosion resistant fasteners, hose clamps, and rivets.

Comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized online ordering capabilities and 24/7/365 service.

Source: Houston Wire & Cable Company

CONTACT:

Eric W. Davis
Chief Financial Officer
Direct: 713.609.2177
Fax: 713.609.2168
edavis@houwire.com